Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Kyle Fairbanks, has authorized and designated each of Matthew Krueger and Michael Gaubert to execute and file on the undersigned’s behalf all Forms 3, 4 and 5, including any amendments thereto, that the undersigned may be required to file with the U.S. Securities and Exchange Commission due to the undersigned’s direct or indirect ownership of or transactions in securities of Asset Entities Inc. If neither Matthew Krueger nor Michael Gaubert is available, the undersigned hereby grants each of Matthew Krueger and Michael Gaubert the power of substitution authorizing them to confer signature authority on additional persons. The authority of Matthew Krueger and Michael Gaubert under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 in connection with the undersigned’s direct or indirect ownership of or transactions in securities of Asset Entities Inc., unless revoked earlier in writing. The undersigned acknowledges that neither Matthew Krueger nor Michael Gaubert is assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: May 17, 2022	/s/ Kyle Fairbanks
Kyle Fairbanks